As filed with the Securities and Exchange Commission on February 11, 1999.
                           Registration No. 333-44229
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                               AMENDMENT NO. 4 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933




                            TOPS APPLIANCE CITY, INC.
             (exact name of registrant as specified in its charter)

                  New Jersey                                  5731                                        22-3174554
        (State or other jurisdiction of             (Primary Standard Industrial                         (I.R.S. Employer
        incorporation or organization)               Classification Code Number)                         Identification No.)


                               45 Brunswick Avenue
                            Edison, New Jersey 08818
                                 (732) 248-2850
               (Address, including zip code, and telephone number,
            including area code, of registrant's principal offices)

                                  RICHARD JONES
                             Chief Executive Officer
                            Tops Appliance City, Inc.
                               45 Brunswick Avenue
                            Edison, New Jersey 08818
                                 (732) 248-2850
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)



                                    Copy to:
                             W. RAYMOND FELTON, ESQ.
                Greenbaum, Rowe, Smith, Ravin, Davis & Himmel LLP
                           Metro Corporate Campus One
                              Post Office Box 5600
                          Woodbridge, New Jersey 07095
                                 (732) 549-5600


                  Approximate date of commencement of proposed
                sale to the public: As soon as practicable after
                 this Registration Statement becomes effective.


     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous  basis  pursuant to Rule 415 under the Securities Act
of 1933, check the following box.   xxx

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.


                         CALCULATION OF REGISTRATION FEE

                                                Proposed                    Proposed
                                                Maximum                     Maximum
                                Amount          Offering      Aggregate     Amount of
Title of each Class of          to be           Price per     Offering      Registration
Securities to be Registered     Registered      Share (1)     Price         Fee
-----------------------------   ------------   ----------     -----------  ---------------


6 1/2% Convertible Subordinated
  Debentures Due 2003........   $   97,500*     100%     $  97,500          $2,329.32
Common Stock, no par value
  per share (2)..............       55,715*       -            -             -
Common Stock, no par value
  per share (3)..............    2,067,148**    $2.125   $4,392,689.50      $1,295.84
Common Stock, no par value
 per share (4)...............      857,143*       -            -             -
Common Stock, no par value
 per share (5)...............    3,480,000*       -            -             -
Common Stock, no par value
 per share (6)...............      500,000**    $2.125   $1,062,500.00     $   313.44




     (1) Estimated solely for the purpose of calculating the registration fee.

     (2) Such number represents the number of shares of Common Stock as are initially issuable upon conversion of the 6 1/2% Convertible Subordinated Debentures due 2003 registered hereby.

     (3) Shares of Common Stock issued to Bay Harbour Management, L.C., or its managed accounts, as a result of a private placement of common stock, and not registered pursuant to the Securities Act of 1933.

     (4) Shares of Common Stock issued to Robert D. Carl, III upon the conversion by Mr. Carl of $1,500,000 principal amount of the registrant's 6 1/2% Convertible Subordinated Debentures due 2003.

     5) Shares of Common Stock issued to Bay Harbour Management, L.C., or its managed accounts, upon the conversion by Bay Harbour Management, L.C., or its managed accounts, of $6,090,000 principal amount of the registrant's 6 1/2% Convertible Subordinated Debentures due 2003.

     (6) Shares of Common Stock purchased by Bay Harbour Management, L.C., or its managed accounts, from common stockholders of the Company in private transactions, which shares of Common Stock are not registered pursuant to the Securities Act of 1933.



     * The registration fee with regard to such securities was paid on or about January 14, 1998.

     ** The applicable registration fee with regard to such securities, being $1,609.28 in total, was paid in part on or about November 12, 1998, and the balance, being $122.48, was paid on or about January 26, 1999.



     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                            TOPS APPLIANCE CITY, INC.
                              Cross Reference Sheet

              Form S-3 Item No. and Caption            Prospectus Caption


1.         Forepart of the Registration Statement
           and Outside Front Cover Page of
           Prospectus...........................     Outside Front Cover Page

2.         Inside Front and Outside Back Cover
           Pages of Prospectus..................     Inside Front Cover;
                                                     Outside Back Cover Page

3.         Summary Information, Risk Factors and
           Ratio of Earnings to Fixed Charges...     Offering Summary;
                                                     The Company; the
                                                     Exchange; Risk Factors

4.         Use of Proceeds......................     Use of Proceeds

5.         Determination of Offering Price......     Not Applicable

6.         Dilution.............................     Not Applicable


7.         Selling Security Holders.............     Selling Shareholders


8.         Plan of Distribution.................     Outside Front Cover Page;
                                                     Plan of Distribution

9.         Description of Securities
           to be Registered.....................     The Securities

10.        Interest of Named Experts and Counsel     Not Applicable

11.        Material Changes.....................     Not Applicable

12.        Incorporation of Certain Information
           by Reference.........................     Incorporation of Certain
                                                     Documents by Reference

13.        Disclosure of Commission Position on
           Indemnification for Securities Act
           Liabilities..........................     Not Applicable

                  SUBJECT TO COMPLETION, DATED FEBRUARY 11, 1999




PROSPECTUS


                            TOPS APPLIANCE CITY, INC.


                                     $97,500
                   6 1/2% Convertible Subordinated Debentures
                                    due 2003
                  (Interest Payable February 28 and August 31)

                        6,960,006 Shares of Common Stock





     This Prospectus relates to (a) $97,500 aggregate principal amount of the Company's 6 1/2% Convertible Subordinated Debentures due 2003 (the "Debentures"),(b) 55,715 shares of Common Stock, no par value, of the Company (the "Issuable Shares"), issuable upon the exercise of the conversion right provided by the Debentures (c) 4,337,143 shares of Common Stock, no par value, of the Company (the "Converted Shares"), issued to Bay Harbour Management, L.C., or its managed accounts (collectively, "Bay Harbour"), and Robert D. Carl, III ("Carl"), respectively, (d) 500,000 shares of Common Stock, no par value, of the Company (the "Third Party Shares"), purchased by Bay Harbour, and (e) 2,067,148 shares of Common Stock, no par value, of the Company (the "Private Placement Shares"), purchased by Bay Harbour (the Issuable Shares, the Converted Shares, the Third Party Shares and the Private Placement Shares are hereinafter referred to collectively as the "Shares" and the Converted Shares, the Third Party Shares and the Private Placement Shares are hereinafter referred to collectively as the "Issued Shares").

     The Debentures and the Shares that are being registered hereby are to be offered for the account of the Bay Harbour accounts, Carl, ABT Co., Incorporated Retirement Plan, and Gordon Bennett all of whom are referred to collectively in this Prospectus as the "Selling Shareholders."

     The Debentures are convertible into Common Stock of the Company after February 28, 1999 at a conversion price of $1.75 per share (equivalent to 571.42857 shares per $1,000 principal amount of Debentures). On February 10, 1999 the last reported sale price of the Common Stock of the Company on the NASDAQ National Market System (where it trades under the symbol TOPS) was $1.625 per share.


     The Debentures are redeemable at the option of the holder upon a Change in Control (as defined in the Indenture), subject to certain conditions, at 101% of the principal amount thereof plus accrued interest, and under certain other circumstances. The Debentures are unsecured obligations of the Company and subordinate in right of payment to all existing and future Senior Indebtedness (as defined in the Indenture) of the Company. At February 10, 1999, the aggregate amount of Senior Indebtedness of the Company was approximately
$48,501,000. The Debentures will rank pari passu with the 6 1/2% Convertible Subordinated Debentures due 2003 issued on November 30, 1993 in respect of payment of principal and interest.

           The Debentures are traded in the Private Offering, Resales and Trading through the Automated Linkages ("PORTAL") Market. The Company does not intend to list the Debentures on any national securities exchange. It may be unlikely that a secondary market in the Debentures themselves (as opposed to the Shares) will develop.

           See "Risk Factors" at page 11 for a discussion of certain factors that should be considered in connection with an investment in the Debentures and the Shares.



     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


           The Debentures and the Shares are being registered to permit secondary trading of the Debentures and the Issued Shares and, upon conversion, the Issuable Shares, by the holders thereof from time to time after the date of this Prospectus. The Company has agreed, among other things, to bear all expense (other than underwriting discounts, selling commissions and fees and the expenses of counsel and other advisors to holders of the Debentures or the Shares) in connection with the registration and sale of the Debentures and the Shares covered by this Prospectus.

           The Company anticipates that holders of the Shares may sell all or a portion of the Shares from time to time on the NASDAQ National Market System, and may sell Debentures or Shares through a broker or brokers or in the over-the-counter market at prices prevailing on such exchange or the over-the-counter market, as appropriate, at the times of such sales. Holders of Debentures or Shares may also make private sales directly or through such broker or brokers. Brokers participating in such transactions will receive customary brokerage commissions from sellers of Debentures or Shares. In effecting sales, brokers or dealers engaged by holders of Debentures or Shares may arrange for other brokers or dealers to participate. In connection with such sales, holders of Debentures or Shares and brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act.


                 The date of this Prospectus is February 11, 1999

         No dealer, salesperson or other person is authorized in connection with any offering made hereby to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the Debentures, the Issued Shares or the Issuable Shares into which the Debentures may be converted, to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation to such person. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any date subsequent to the date hereof.



                              AVAILABLE INFORMATION

           Tops Appliance City, Inc. (the "Company") is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 500 West Madison Street, Chicago, Illinois 60601 and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The
Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission and the address for such site is http://www.sec.gov. The Company's Common Stock is quoted on the NASDAQ National Market System, and such reports, proxy statements and other information can also be inspected at the offices of NASDAQ Operations, 1735 K Street, N.W., Washington, D.C.


           The Company has filed with the Commission a registration statement on Form S-3 (copies of which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the charges prescribed by the Commission, together with all amendments and exhibits, referred to as the
"Registration Statement") under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the
Commission.   For  further   information,   reference  is  hereby  made
to  the  Registration  Statement  and  the  exhibits  thereto.   Statements
contained in this Prospectus as to the contents of any contract or any other documents are not necessarily complete and, in each such instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified by such reference.



                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

           The following documents filed by the Company with the Commission pursuant to the Exchange Act are hereby incorporated by reference in this Prospectus, except as otherwise superseded or modified herein:

     (a) The Company's Annual Report on Form 10-K/A for the year ended December 30, 1997.

     (b) The Company's Proxy Statement for its Annual Meeting of Stockholders held on June 29, 1998.


     (c) The Company's Quarterly Reports on Form 10-Q/A for the quarters ended March 31, 1998, June 30, 1998 and September 29, 1998.


     (d) The Company's Current Reports on Form 8-K dated February 9, 1988, April 8, 1998 and July 14, 1998.

     (e) The description of the Company's Common Stock contained in the Company's Registration Statement on Form S-1 filed on June 3, 1992, as amended (Registration No. 33-48326).

     (f) The description of the Company's 6 1/2% Convertible Subordinated Debentures due 2003 and the section entitled "ERISA Considerations" contained in the Company's Registration Statement on Form S-3 filed on February 10, 1994, as amended (Registration No. 33-75110).

     (g) All documents subsequently filed by the Company pursuant to Section 13, 14, or 15(d) of the Exchange Act prior to the termination of the offering to which this Prospectus relates shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.


     Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed documents which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The Company will furnish without charge to each person to whom this Prospectus is delivered, upon his written or oral request, a copy of any or all of the documents referred to above which have been incorporated into this Prospectus by reference (including the exhibits to such documents). Requests for such copies should be directed to:

                            TOPS APPLIANCE CITY, INC.
                               45 Brunswick Avenue
                            Edison, New Jersey 08818
                            Attention: Richard Jones
                             Chief Executive Officer
                                 (732) 248-2850

                                OFFERING SUMMARY

           The following summary is qualified in its entirety by the detailed information appearing, and the financial statements incorporated by reference, elsewhere in this Prospectus.


                                   THE COMPANY

           Tops Appliance City, Inc. ("Tops" or the "Company") is a leading retailer of home appliances and consumer electronics in New Jersey and New York, serving a customer base within the Greater New York Metropolitan Area. The Company operates 9 retail megastores, ranging in size from 43,000 to 120,000 square feet, in heavily populated areas in New Jersey and in New York. The
Company also operates a commercial division, selling to small independent retailers, builders and landlords, corporate buying groups and clubs and others. Tops' stores display a broad selection of high quality, nationally recognized brand names in each of its product categories. The Company's primary products include major appliances (such as refrigerators, washers and dryers), televisions, VCRs, camcorders, air-conditioners, consumer electronics, audio equipment, personal computers, small electronic appliances, vacuum cleaners, seasonal goods, home fitness products, housewares, related accessories and extended service plans.


                                THE 1997 EXCHANGE

           Pursuant to a Debenture Exchange Agreement, dated as of August 20, 1997, between the Company and BEA Associates, a New York partnership ("BEA"), as agent for certain holders of the Company's 6 1/2% Convertible Subordinated Debentures due 2003 issued on November 30, 1993 (the "1993 Debentures"), the Company issued $7,687,500 of new debentures (the "Debentures") for $15,375,000 of the 1993 Debentures. The Company has been advised that the parties to that exchange, with the exception of ABT Co., Incorporated, Retirement Plan ("ABT") and Gordon Bennett ("Bennett"), transferred all of the Debentures to Bay Harbour and Carl and that BEA is no longer agent for any holder of any of the Debentures. To the best knowledge of the Company, BEA was the discretionary money manager for the holders of the 1993 Debentures who exchanged them for Debentures pursuant to certain written advisory agreements between BEA and each such holder and had the discretionary authority to transfer any or all of the Debentures. Bay Harbour and Carl, pursuant to certain Conversion Agreements with the Company, dated July 16, 1998 and May 8, 1998, respectively, converted $7,590,000 principal amount of the Debentures into 4,337,143 shares of Common Stock, being the Converted Shares, at a conversion price of $1.75 per share.

                                DEBENTURE HOLDERS

           The Debentures are being registered pursuant to the terms of the Debenture Exchange Agreement dated as of August 20, 1997 between the Company and BEA. The Debentures are held by ABT ($62,500) and Bennett ($35,000).


                              THE PRIVATE PLACEMENT


           The Company issued 1,400,000 shares of Common Stock to Bay Harbour on July 20, 1998 in exchange for $5,040,000 pursuant to the terms of a Share Purchase Agreement (the "Share Agreement"), dated as of July 16, 1998, between the Company and Bay Harbour, and the Company subsequently issued an additional 667,148 shares of Common Stock to Bay Harbour in connection with the private placement as an adjustment because of the decrease in the price of the Company's Common Stock following the closing of the private placement(the "Private Placement"). The shares of Common Stock issued in connection with the Private Placement were not registered pursuant to the Act, but the Company agreed to use its best efforts to cause such shares of Common Stock to be registered pursuant to the Act.


                            THIRD-PARTY TRANSACTIONS


           In certain private transactions between Bay Harbour and certain holders of Common Stock of the Company, Bay Harbour acquired 500,000 shares of Common Stock of the Company for $3.00 per share, or $1,500,000 in the aggregate. As a condition of Bay Harbour entering into the Conversion Agreement to convert the Debentures held by Bay Harbour into Common Stock, the Company agreed to use its best efforts to cause shares of Common Stock acquired by Bay Harbour in such private transactions to be registered pursuant to the Act.


                                   DEFINITIONS



           Capitalized terms not defined herein have the respective meanings assigned to such terms in the 1994 Registration Statement (as hereinafter defined).

                                  THE OFFERING


                                 The Debentures


Offering Shareholders..........    ABT Co., Incorporated Retirement Plan, and
                                   Gordon Bennett



Securities Offered.............    $97,500 principal amount of 6 1/2%
                                   Convertible Subordinated Debentures due 2003 of the Company.


Interest Payment Dates.........    6 1/2% per annum payable semi-annually on
                                   February 28 and August 31, commencing
                                   February 28, 1998.


Conversion Rights..............    The Debentures are convertible into Issuable
                                   Shares after February 28, 1999 at
                                   a conversion price of $1.75 per share.
                                   Accordingly, each $1,000 principal amount of Debentures is convertible into
                                   571.42857 shares of the Company's common stock, subject to adjustment, or an aggregate of 55,715 shares, representing approximately 0.4% of the Company's outstanding Common Stock on a fully diluted basis.


Redemption at the Option of
the Holder..................       If a Redemption Event occurs, subject to
                                   certain conditions, each holder shall
                                   have the right, at the holder's option, to require the Company to purchase all or any part of such holder's Debentures at 101% of the principal amount thereof plus accrued interest.

Change of Control.............     Upon a Change of Control, the Company will be
                                   required to make an offer to purchase the aggregate principal amount of the Debentures then outstanding at 101% of the principal amount thereof, plus accrued interest to the date of purchase.

Subordination.................     The Debentures are subordinate in right of
                                   payment to all existing and future Senior
                                   Indebtedness. The Debentures do not limit or restrict the Company's ability to incur any additional Indebtedness.


Use of Proceeds...............     The Debentures and, upon conversion of the
                                   Debentures, the Issuable Shares, are not owned by the Company; accordingly, the Company will receive none of the proceeds from the sale thereof.

ERISA Considerations..........     The Debentures may be sold or transferred to
                                   employee benefit plans only under certain circumstances. See "ERISA Considerations" as contained in the Company's Registration
                                   Statement on Form S-3 filed on February 10,
                                   1994, as amended, (Registration Statement No.
                                   33-75110)(the "1994 Registration Statement").
                                   In addition, transfers of the Debentures are subject to certain restrictions.



                                The Common Stock

Offering Shareholders ............  Bay Harbour accounts and Carl


Securities Offered  ..............  6,960,006 shares of Common Stock, no par value, of the Company

Use of Proceeds     ..............  The Company did not receive any proceeds
                                    from the conversion of Debentures
                                    into the Converted Shares or of the
                                    purchase by Bay Harbour of the Third Party
                                    Shares.  The Company does not own the
                                    Issued Shares and will not receive any
                                    proceeds from this sale.  The Company
                                    received $5,040,000 as a result of the
                                    Private Placement and the issuance of the Private

                                    Placement Shares.  The Company
                                    used the net proceeds from the issuance of the Private Placement Shares for working capital and capital expenditures for new stores.


NASDAQ National Market
  System Symbol    ..............   TOPS


                                  RISK FACTORS


           In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Debentures or the Shares offered by this Prospectus.


Going Concern Status


           In the Company's annual report (Form 10-K) for the year ended December 31, 1996, the report of the Company's independent auditors, Ernst & Young LLP, contained therein, contained an explanatory paragraph with respect to the uncertainty of the Company's ability to continue as a going concern. The Company reported operating losses for fiscal year 1997 and for the quarter ended March 31, 1998, which were significantly less than the operating losses for fiscal year 1996 and for the quarter ended April 1, 1997, respectively. The
Company reported operating income for the quarters ended June 30, 1998 and September 29, 1998. The Company is taking steps to improve its operating performance, however, no assurances can be given that such steps will be effective. In the Company's annual report (Form 10-K/A) for the year ended December 30, 1997, the report of the Company's independent accountants, Arthur Andersen, LLP, contained therein, did not contain any statement concerning the Company's ability to continue as a going concern.


Future Growth

           The Company has experienced flat or declining comparable store sales for the past five years. This sales performance was mostly attributable to the continuing weak retail environment in the appliance and electronics industries and increased competition. This competitive environment has put pressure on gross margins as retailers focus on maintaining market share. In addition, the recent demand for consumer electronics has decreased due to the lack of new products brought to market. Research also indicates that high consumer debt levels have also reduced consumer spending on nonessential  items.  The fiscal
periods ending December 30, 1997 and December 31, 1996 were also severely impacted by the unseasonably cooler weather in the northeast during the summer months which affected sales of room air conditioners. Substantial price deflation in video and home office products also contributed to the weak sales performance. The Company believes that increases in comparable store sales are dependent upon the effectiveness of the Company's merchandising and marketing strategies and on the Company opening new stores. New store openings are dependent on the Company's ability to identify and finance new locations on acceptable terms and to hire appropriate store personnel. There can be no assurances that the Company will be able to open or operate new stores on a timely or profitable basis or that comparable store sales will increase in the future.


Year 2000 Readiness


     As has been widely reported, many computer systems process dates based on two digits for the year of transaction and may be unable to process dates in the year 2000 and beyond. There are many risks associated with the year 2000 compliance issue, including but not limited to the possible failure of our systems and hardware with embedded applications. Any such failure could result in (i) our inability to order goods, (ii) our inability to bill properly and collect payments from our customers, (iii) errors or omissions in accounting and financial data, and/or (iv) a temporary inability to process normal business transactions, any of which could have a material adverse effect on our results of operations and financial condition. In addition, many of the Company's vendors and service providers are also faced with similar issues related to the year 2000.



Control by Current Shareholders



     As of the current date Leslie S. Turchin owns 2,217,859 shares of Common Stock, constituting approximately 16.5% of the Company's outstanding Common Stock, The Westinghouse Electric Corporation Master Trust owns 2,236,638 shares of Common Stock, constituting approximately 16.6% of the Company's outstanding Common Stock and Bay Harbour owns 6,305,000 shares of Common Stock, constituting approximately 46.8% of the Company's outstanding Common Stock. The shareholdings of the identified shareholders will not change as a result of the registration of the Shares. As a result, these three shareholders are able to control the election of the Company's Board of Directors and thereby direct the policies of the Company. The Common Stock does not have cumulative voting rights.

Competition

           The Company operates in a highly competitive marketplace. The Company faces competition for customers from specialty and traditional department stores, other retailers and, in some product lines, warehouse clubs. Some of these competitors are units of large or regional chains that may have greater financial and other resources than the Company. One such competitor is Circuit City, a national retailer of consumer electronics, music and appliances, which recently entered the Company's marketplace. The Company does not anticipate that such entrance by Circuit City will have a negative material effect on the Company. The Company does not believe that there are any major barriers to competitors entering into the Company's marketplace. If any of the Company's major competitors seek to gain or retain market share by reducing prices, the Company may be required to reduce its prices and thereby reduce its gross margins and profitability. In addition, if the Company expands outside its traditional geographic region, its success will depend in part on its ability to gain market share from established competitors. One of the Company's leading competitors, Nobody Beats the Wiz, Inc. ("The Wiz"), filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code. Cablevision subsequently purchased the business of The Wiz. The Company does not believe that The Wiz bankruptcy filing or subsequent sale of its business have had, or will have, a negative material effect on the Company.

Seasonality and General Economic Conditions

           The Company's business is affected to a certain extent by a pattern of seasonality. Historically, the Company's sales have been greater in the fourth quarter, which includes the Christmas selling season, than in any other quarter. The Company also generally experiences an increase in sales during May through August due to air conditioner sales, and the timing and amount of the increase are largely dependent upon weather conditions. The Company's sales are also generally lowest in the first quarter. The Company experienced net losses in fiscal years 1995 and 1996. Similar to other retail businesses, the Company's operations may be affected adversely by unfavorable local, regional or national economic developments which result in reduced consumer spending in the markets served by its stores. If the Company's sales were to be substantially below those normally experienced during the summer months or during the Christmas selling season, the Company's operating results would be affected in an adverse and disproportionate manner.

Extended Service Contracts

           Approximately 4.5% to 5% of the Company's net sales and service revenues in each of the past five years consist of revenues earned from the sale of extended service plans. The Company's gross margins with respect to such sales exceed the Company's gross margins from the sale of products. Unlike many of its competitors, the Company sells these contracts on a non-recourse basis to a third party administrator that is required to maintain insurance to guarantee the performance under the Company's extended service contracts program. As a result of their contribution to profitability, a reduction in the Company's revenues from extended service contracts could have a disproportionate effect on the Company's operating results.

Certain Anti-Takeover Effects

           The Company's Certificate of Incorporation and By-Laws include provisions that may be deemed to have anti-takeover effects and may delay, defer or prevent a takeover attempt that shareholders might consider in their best interests. These provisions include a classified Board of Directors consisting of three classes as nearly equal in number as possible, Board of Directors' authorization to issue up to 20,000,000 shares of preferred stock in one or more series with such rights, obligations and preferences as the Board of Directors may provide, a provision under which only the Board of Directors may call meetings of shareholders, and certain advance notice procedures for nominating candidates for election to the Board of Directors.

Absence of Public Market

           There is no existing market for the Debentures and there can be no assurance as to the liquidity of any markets that may develop for the Debentures. Future trading prices of the Debentures will depend on many factors including, among other things, prevailing interest rates, the Company's operating results, the price of the Company's Common Stock and the market for similar securities. The Debentures are traded in the PORTAL Market; however, the Company does not intend to apply for listing of the Debentures on any securities exchange.

Subordination



     The  Debentures  are   subordinate  in  right  of  payment  to  all  Senior
Indebtedness  of the  Company.  At February 10, 1999,  the

Company's outstanding Senior Indebtedness was approximately $48,501,000 million. By reason of such subordination of the Debentures, in the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of the Company or upon a default in payment with respect to any indebtedness of the Company or an event of default with respect to such indebtedness resulting in the acceleration thereof, the assets of the Company will be available to pay the amounts due on the Debentures only after all Senior Indebtedness of the Company has been paid in full.


                 Consolidated Ratio of Earnings to Fixed Charges


      Year Ended December 30 or 31               Nine Months Ended
-------------------------------------------      -----------------
1993      1994      1995      1996    1997       9/30/97  9/29/98
----      ----      ----      ----    ----       -------  -------
2.8       (1)       (1)       (1)      (1)       (2)      (2)


     (1) Earnings for the years ended December 27, 1994, December 26, 1995, December 31, 1996 and December 30, 1997 were inadequate to cover fixed charges. Additional earnings of $2.2 million, $3.2 million, $21.4 million and $7.1 million, respectively, would have been required to bring the ratio to 1.0 in the respective periods


     (2) Earnings for the nine-month periods ended September 29, 1998 and September 30, 1997 were inadequate to cover fixed charges. Additional earnings of $3.9 million and $8.3 million, respectively, would have been required to bring the ratio to 1.0.



                                 THE SECURITIES

The Debentures


           The Company has incorporated the description of the 1993 Debentures contained in the 1994 Registration Statement. The description contained therein is accurate in all material respects except for the following:


           1. The price at which the Debentures may be converted into Shares is $1.75 per share. Any such conversion may not occur prior to February 28, 1999 unless agreed to by the Company in accordance with all applicable laws.


           2. Upon conversion of Debentures into Shares, in the event that BEA owns, beneficially or otherwise, in excess of 12.5% or 25%, respectively, of the outstanding common stock of the Company, BEA shall have the right to designate one or two directors of the Company, as the case may be.

           3. The Debentures have not been issued under the Indenture (as such term is defined in the 1994 Registration Statement). However, all terms of the Indenture apply to the Debentures except that the trustee under the Indenture has no authority, power or obligation with respect to the Debentures and no registrar or paying agent exists with respect to the Debentures.

           4. The Debentures rank pari passu with the 1993 Debentures in respect of the payment of principal and interest.


           5. The Company has no right to effect an optional redemption of the Debentures.

           6. In the event that a third party offers to purchase all of the common stock of the Company or the securities of the Company held by BEA, beneficially or otherwise, at a price in excess of $1.75 per share and the Company's board of directors rejects such an offer, BEA has the right to convert any Debentures which it then holds, beneficially or otherwise, and sell all of the common stock of the Company which it then holds, beneficially or otherwise, to such third party; provided, however, that the Company has thirty (30) days prior to the sale of any such common stock to such third party to purchase such common stock from BEA upon the same terms and conditions as are offered to BEA.

The Common Stock

           The Company has incorporated the description of the Common Stock contained in the Company's Registration Statement on Form S-1 filed on June 3, 1992, as amended (Registration No. 33-48326).

                                 USE OF PROCEEDS


           The Company will not receive any proceeds from the issuance of the Debentures nor will it receive any proceeds from the conversion of the Debentures into Issuable Shares. The Company also did not receive any proceeds from the conversion of Debentures into the Converted Shares or of the purchase by Bay Harbour of the Third Party Shares. The Company received $5,040,000 as a result of the Private Placement and the issuance of the Private Placement Shares. The Company used the net proceeds from the issuance of the Private Placement Shares for working capital and capital expenditures for new stores.

                              SELLING SHAREHOLDERS

     The following sets forth certain information with respect to the Selling Shareholders, none of whom has ever held any position or office with the Company or has had any other material relationship with the Company, except that Douglas
P. Teitelbaum and Steven A. Van Dyke who are officers of Bay Harbour are directors of the Company.



                                Principal Amount of             Principal Amount of         Debentures to be Held
                                Debentures Before               Debentures to be            After Offering
             Name               Offering                        Offered
---------------------------     ---------------------            ------------------         ----------------------

ABT Co., Incorporated
Retirement Plan                            $62,500                       $62,500                 0

Gordon Bennett                             $35,000                       $35,000                 0






Name of Selling Shareholder             Shares Owned Before      Shares to be         Shares to be Owned After
                                        Offering                 Offered              Offering
---------------------------             -------------------      -------------        ------------------------

ABT Co., Incorporated
 Retirement Plan*                            35,715               35,715                      0
Gordon Bennett                               20,000               20,000                      0
Bay Harbour Management, L.C.**            6,047,148            6,047,148                      0
Robert D. Carl                              857,143              857,143                      0



     * ABT Co., Incorporated Retirement Plan is a retirement plan established for current and former employees of ABT Building Products Corp., a corporation which is publicly traded under the symbol ABTC on Nasdaq.

     ** Bay Harbour is controlled 85% by Douglas P. Teitelbaum and Steven A. Van Dyke.

                              PLAN OF DISTRIBUTION


           The Debentures and the Shares are being registered to permit public secondary trading of the Debentures and the Shares by the holders thereof from time to time after the date of this Prospectus. The Company has agreed, among other things, to bear all expenses (other than underwriting discounts, selling commissions and fees and the expenses of counsel and other advisors to holders of the Debentures or the Shares) in connection with the registration and sale of the Debentures and the Shares covered by this Prospectus.

           The Company anticipates that holders of Shares may sell all or a portion of the Shares from time to time on the NASDAQ National

Market System, and may sell Debentures or Shares through a broker or brokers or in the over-the-counter market at prices prevailing on such exchange or the over-the-counter market, as appropriate, at the times of such sales. Holders of Debentures or Shares may also make private sales directly or through such broker or brokers. Brokers participating in such transactions will receive customary brokerage commissions from sellers of Debentures or Shares. In effecting sales, brokers or dealers engaged by holders of Debentures or Shares may arrange for other brokers or dealers to participate. In connection with such sales, holders of Debentures or Shares and brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act. The Company does not intend to list the Debentures on any national securities exchange. It may be unlikely that a secondary market in the Debentures themselves (as opposed to the Shares) will develop.


                                  LEGAL MATTERS


           The legality of the Debentures and the Shares offered by this Prospectus has been passed upon by Greenbaum, Rowe, Smith, Ravin, Davis & Himmel LLP, Woodbridge, New Jersey.


                                     EXPERTS

           The consolidated financial statements of Tops Appliance City, Inc. appearing in the Company's annual report (Form 10-K/A) for the year ended December 30, 1997, have been audited by Arthur Andersen LLP, independent auditors, as set forth in their report therein, included therein and incorporated herein by reference, and the consolidated financial statements of Tops Appliance City, Inc. at December 31, 1996, and for each of the 2 years in the period then ended, appearing in the Company's annual report (Form 10-K/A) for the year ended December 30, 1997, were audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph with respect to the uncertainty of the Company's ability to continue as a going concern), included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

     No dealer, salesperson or other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company.
This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.
Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the affairs of the Company since the date hereof.


  TABLE OF CONTENTS
                        Page


Available Information    4
Incorporation of
 Certain Documents
 by Reference .......    5
Offering Summary ....    7
The Company .........    7
The Offering ........    9
Risk Factors ........   11
Use of Proceeds .....   17
Plan of Distribution    18
Legal Matters .......   19
Experts .............   19




                                 TOPS APPLIANCE
                                   CITY, INC.







                           $97,500 6 1/2% Convertible
                             Subordinated Debentures
                                    due 2003


                               6,960,006 Shares of
                                  Common Stock











                                   PROSPECTUS




                                February 11, 1999

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

           The registrant estimates expenses in connection with the offering described in this Registration Statement will be as follows:

Item                                                    Amount

Securities and Exchange Commission Registration Fee  $ 3,816.12
Printing and Engraving Expenses                            0.00
Accountants' Fees and Expenses                        25,000.00
Legal Fees and Expenses                               50,000.00
Miscellaneous                                            170.68
     Total                                          $ 78,986.80
                                                    ===========


Item 15.   Indemnification of Directors and Officers.

           The description set forth under the caption "Indemnification of Directors and Officers" in the Company's Form S-1 Registration Statement No. 33-48326 is incorporated herein by reference.

Item 16.   Exhibits.

    Exhibit Number                    Description of Document



           4 Specimen of stock certificate for shares of Common Stock; Incorporated by reference from Form S-1 filed June 3, 1992, Registration No. 33-48326.

           4.2 Specimen of Certificate for Debentures - incorporated by reference from Exhibit 10.34 of Form 10-K for year ended December 30, 1997.

           5 Form of Opinion of Greenbaum, Rowe, Smith, Ravin, Davis & Himmel LLP - page II-10.

           10.34 Debenture Exchange Agreement dated August 20, 1997 between the Registrant and BEA Associates incorporated by reference from Exhibit 10.34 of Form 10-K/A for year ended December 30, 1997.

           10.36 Conversion Agreement dated May 8, 1998 between the Registrant and Robert D. Carl, incorporated by reference from, Exhibit 10.36 of Amendment No. 3 to For, S-3 filed on or about January 26, 1999.


           10.37           Conversion  Agreement dated  July  16,  1998  between
                           the   Registrant   and  Bay  Harbour Management, L.C.
                           incorporated by reference fro, Exhibit 10.37 of Amendment No. 3 to For, S-3 filed on or about
                           January 26, 1999.


           10.38 Share Purchase Agreement dated July 16, 1998 between the Registrant and Bay Harbour Management, L.C. incorporated by reference from Exhibit 10.38 of Amendment No. 3 to For, S-3 filed on or about January 26, 1999.


           23.1            Consent of Arthur Andersen LLP - Page II-7

           23.2            Consent of Ernst & Young LLP - Page II-8


           23.3 Consent of Greenbaum, Rowe, Smith, Ravin, Davis & Himmel LLP (included in Exhibit 5)


Item 17.   Undertakings.

           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

     (1) To file,  during any period in which  offers or sales are being made of
the  securities   registered   hereby,  a   post-effective   amendment  to  this
Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided however that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES



           Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable ground to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Edison, State of New Jersey, on the 11th day of February, 1999.



                                                   TOPS APPLIANCE CITY, INC.




                                                By:/s/ Thomas L. Zambelli
                                                   -----------------------------
                                                   Thomas L. Zambelli
                                                   Chief Financial Officer and
                                                   Principal Accounting Officer



           Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature                          Title                            Date
------------------------   ----------------------------------   ----------------



*Robert G. Gross           Director                           February 11 , 1999
------------------------
Robert G. Gross

/s/Thomas L. Zambelli      Executive Vice                     February 11, 1999
------------------------   President, Secretary,
Thomas L. Zambelli         Director, and Chief
                           Financial Officer
                           (Principal Financial Officer
                           and Principal Accounting
                           Officer)

*Anthony L. Formica        Director                           February 11, 1999
------------------------
Anthony L. Formica

*John H. Hollands          Director                           February 11, 1999
------------------------
John H. Hollands

*Richard Jones             President, CEO and                 February 11, 1999
----------------------     Director (Principal
Richard Jones              Executive Officer)

*Douglas P. Teitelbaum     Director                           February 11, 1999
------------------------
Douglas P. Teitelbaum

*Steven A. Van Dyke        Director                           February 11, 1999
----------------------
Steven A. Van Dyke



*Walter A. Jones           Director                           February  11, 1999
----------------------
Walter A. Jones


*By:/s/ Thomas L. Zambelli  Attorney-in-Fact                  February 11, 1998
---------------------------
Thomas L. Zambelli

                                  EXHIBIT INDEX

    Exhibit Number             Description of Document                          Page
    --------------             -----------------------                          ----




          5                Form of Opinion of Greenbaum,
                           Rowe, Smith, Ravin Davis & Himmel LLP                II-10

         23.1              Consent of Arthur Andersen LLP                       II-8

         23.2              Consent of Ernst & Young, LLP                        II-9

         23.3              Consent of Greenbaum, Rowe, Smith,
                           Ravin, Davis & Himmel LLP (included in               II-10
                           Exhibit 5

         24                Power-of-Attorney                                    II-7




                                  EXHIBIT 23.1

                         Consent of Independent Auditors



         As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated February 18, 1998, included in Tops Appliance City, Inc.'s Form 10-K/A for the year ended December 30, 1997 and to all references to our Firm included in this registration statement.

                             /s/ Arthur Andersen LLP




Roseland, New Jersey
February 11, 1999

                                  EXHIBIT 23.2

                         Consent of Independent Auditors




         We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement on Form S-3 and related Prospectus of Tops Appliance City, Inc. for the registration of $97,500 aggregate principal amount of the Company's 6-1/2% Convertible Subordinated Debentures and 6,960,006 shares of its Common Stock and to the incorporation by reference therein of our report dated April 15, 1997 with respect to the consolidated financial statements and schedule of Tops Appliance City, Inc. included in its Annual Report (Form 10-K/A) for the year ended December 30, 1997, filed with the Securities and Exchange Commission.

                             /s/ Ernst & Young, LLP




MetroPark, New Jersey
February 11, 1999


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 ___________, 1999
 Page  1


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                                    EXHIBIT 5

                Greenbaum, Rowe, Smith, Ravin, Davis & Himmel LLP
                           Metro Corporate Campus One
                                  P.O. Box 5600
                            Woodbridge, NJ 07095-0988




                                 ________, 1999


Tops Appliance City, Inc.
45 Brunswick Avenue
Edison, New Jersey  08818

                          Re: Tops Appliance City, Inc.

Gentlemen:


         We have acted as counsel to Tops Appliance City, Inc., a New Jersey corporation (the "Company"), in connection with the filing by the Company of a Registration Statement (the "Registration Statement")on Form S-3 (Registration No. 333-44229), covering the registration of $97,500 6 1/2% Convertible Subordinated Debentures due 2003 (the "Debentures") and 6,960,006 shares of common stock, no par value per share, (the "Common Stock")(the Debentures and the Common Stock are collectively the "Securities"). We have been asked to issue an opinion as to whether the Securities being registered will, when sold be, or are, legally issued, fully paid, non-assessable, and binding obligations of the Company. Capitalized terms contained herein and not defined herein shall have the meaning assigned to such term as contained in the Registration Statement.

         As counsel to the Company, we have examined the Certificate of Incorporation and By-Laws, as amended to date, and other corporate records of the Company and have made such other investigations as we have deemed necessary in connection with the opinion hereinafter set forth. We have relied, to the extent we deem such reliance proper, upon certain factual representations of officers and directors of the Company given in certificates, in answer to our written inquiries and otherwise, and, although we have not independently verified all of the facts contained therein, nothing has come to our attention that would cause us to believe that any of the statements contained therein are

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untrue or misleading.


 ___________, 1999
 Page  1


         In making the aforesaid examinations, we have assumed the genuineness of all signatures and the conformity to original documents of all copies furnished to us. We have assumed that the corporate records of the Company furnished to us constitute all of the existing corporate records of the Company and include all corporate proceedings taken by it.


         Based solely upon and subject to the foregoing, we are of the opinion that:

          (1) The Debentures being registered by the Company are legally issued, fully paid, non-assessable, and binding obligations of the Company.

          (2) The shares of Common Stock issuable upon conversion of the Debentures have been duly authorized and reserved for issuance upon conversion, and when issued upon conversion in accordance with the terms of the Debentures, will have been validly issued and will be fully paid and non-assessable, and the issuance of such shares by the Company is not subject to any preemptive or similar rights.

          (3) The Issued Stock has been validly issued and is fully paid and non-assessable, and the issuance of the Issued Stock by the Company is not subject to any preemptive or similar rights.

         We hereby consent to the filing of this opinion as an Exhibit to the aforesaid Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus.

                                Very truly yours,

                Greenbaum, Rowe, Smith, Ravin, Davis & Himmel LLP


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